Exhibit 14.2

Business Ethics and Corporate Policy
 of Raymond James Financial, Inc.

Raymond James Financial, Inc. (the "Company" inclusive of all its subsidiaries and affiliates) expects its Associates (employees as well as independent contractor Financial Advisors), to exercise the highest degree of professional business ethics in all actions they undertake on behalf of the Company. In furtherance of that objective, the Company expects its Associates to act in accordance with the RJF Business Ethics and Corporate Policy, which is distributed to new Associates and affirmed annually by all Associates. Registered Associates will also be responsible for reading the Financial Advisor Instructions. This annual affirmation of the RJF Business Ethics and Corporate Policy is a condition of continued employment or affiliation.

This RJF Business Ethics and Corporate Policy is being issued in addition to the Associate Handbook, which you have previously received if you are a Company employee.  If you are an employee, by signing the Annual Certification Signature Page you are also representing that you have reviewed the Associate Handbook and understand its contents.  It is, therefore, important that all company employees re-read the Associate Handbook at this time.

The RJF Business Ethics and Corporate Policy (the "Policy") is not exhaustive; it provides guidance for carrying out your responsibilities on behalf of the Company and observing the highest standards of ethical conduct. Because the Policy does not address every possible situation that may arise, you are responsible for exercising good judgment, applying ethical principles, and raising questions when in doubt.

General Statement

1.
Neither the Company, nor any of its Associates, for their own accounts or others, shall purchase or sell securities while in the possession of information which might be considered "insider" (material, non-public) information, or discuss the information with a third party, unless a written opinion has been furnished by the Company's attorney stating that in his or her opinion the proposed transaction or discussion would not violate the anti-fraud provisions of federal or state securities laws. Information is material if there is a substantial likelihood that its public disclosure would affect either a reasonable investor's decision to buy, sell, or hold securities or the market value of securities. Information is "non-public" if it is not made generally available by the means best calculated to make it publicly available. The SEC has opined that appropriate public disclosure is required.

2.
The Company and its Associates shall comply with all applicable legal requirements of the United States and each state or foreign country in which the Company conducts its business. Specifically, but not exclusively, all Associates must abide by the laws and regulations of the Securities and Exchange Commission, state regulators and self-regulatory organizations including the Financial Industry Regulatory Authority ("FINRA") and the various exchanges with which the Company is associated, to the extent applicable.

3.	No undisclosed or unrecorded fund or asset of the Company shall be established or maintained for any purpose.

4.
No payment on behalf of the Company shall be approved without adequate supporting documentation, or shall be made with the intention or understanding that any part of the payment is to be used for any purpose other than that described by the documents supporting the payment.

5.	The use of Company materials or equipment for personal purposes is prohibited, unless specifically authorized.

6.	Compliance with generally accepted accounting principles and established internal control procedures is required at all times.

Confidential and/or Proprietary Information of the Company; Confidentiality of Customer Information

In carrying out the Company's business, Associates often learn confidential or proprietary information about the Company or its customers.

The Company's business records, including but not limited to customer lists, customer data, sales information, business methodologies, compensation records, and/or similar information are considered to be trade secrets to be used solely in the conduct of the Company's business. No such information shall be obtained, used or revealed by Associates unless specifically authorized by their supervisor in the course of their regular job functions. Unauthorized use of Company information or customer information, whether within or outside the Company, is a most serious violation and may result in immediate termination. Associates may not disclose Company's business or customer information to anyone or any firm outside the Company unless (i) the outside firm needs to know the information in order to perform services for the company and is bound to maintain its confidentiality; (ii) when the client has consented or been given an opportunity to request that the information not be shared (iii) as required by law or self-regulatory organization, or (iv) as authorized by the Compliance Department or the Legal Department. Associates may not divulge proprietary or confidential information, either related to the Company or to customers of the Company, to other Associates unless a need-to-know basis is established in order to fulfill their responsibilities to the Company.
Likewise, unauthorized interception of Company communications, whether electronic (email), oral (telephonic), or documentary, is a violation of policy that may subject the violator to immediate termination.

Associates should be mindful of these obligations when using the telephone, fax, telex, electronic mail and other electronic means of storing and transmitting information. Associates should not discuss confidential information in public areas where it can be overheard, read confidential documents in public places or leave or discard confidential documents where they can be retrieved by others. Associates should shred all documentation containing personal or confidential customer or Associate information in conformance with the Record Retention Policy.

Theft or other misuse of trade secrets and/or proprietary information will be prosecuted to the full extent provided by law.

Conflicts of Interest

The Company expects the undivided loyalty of its Associates in the conduct of Company business. It is important that Associates be free from any financial interests or other relationships that might conflict with the best interests of the Company and/or cloud their judgment in carrying out the business affairs of the Company. A "conflict of interest" exists when a person's personal or professional interest is adverse to, or may appear to be adverse to, the interests of the Company. A conflict of interest may arise when an Associate or a member of the Associate's family receives improper personal benefits as a result of the Associate's position within the Company. Accordingly, Associates must report any conflict of interest to their department head and the Chair of the Corporate Governance Committee.

Corporate Hotlines

Raymond James has established a hotline for reporting any concerns regarding actions of another Associate that you do not feel comfortable reporting to your supervisor, or through the normal lines of supervision within your department. This hotline is a way for Associates to register their concerns about matters which could affect the Company's welfare confidentially and without fear of retaliation. The line will be monitored by the Human Resources Department which will initiate inquiries, investigations or follow up as needed.  Raymond James has also established a confidential, anonymous hotline for reporting concerns regarding ethics, accounting, internal accounting controls or auditing matters.  Details about the Hotlines can be found in the Associate Handbook under "Standards of Performance and Conduct."

Privacy

In the conduct of business the Company and its Associates collect and retain personal and confidential information about individuals.  In order to strike a workable balance between the need for information and the privacy of individuals, Associates shall be guided by the following principles in the collection, storage, use, and dissemination of information about the persons to whom the Company provides investments, insurance products, and other services.

1.	Seek to obtain personal information only if pertinent to the effective conduct of Company business.

2.	Obtain personal data by lawful and ethical means only and, to the extent practicable, obtain it directly from the individual concerned.

3.	Make every effort to ensure the accuracy, completeness, timeliness, and relevance to the specific business purpose of any information concerned.

4.
Make every effort to inform the individual what information will be collected, how it will be collected, and for what purposes it will be used. This requirement shall not apply to investigations involving possible criminal activity, fraud or security violations, and internal investigations by the Audit, Compliance, Legal or other departments.

5.	Where required by law, make available to individuals any information that is maintained on them. In so doing, the Company reserves the right to protect the privacy of the source of the information.

6.	Permit clients or Associates to clarify or supplement the information held by the Company, and to correct or delete any information known to be inaccurate.

7.
Limit access to information in the Company's records to those persons who have a bona fide business-related need to see it, or whose request is based on valid legal process or proper regulatory purpose.

8.	Store and safeguard confidential information in a manner appropriate to its nature.

9.	When creating, designing or revising any information system, ensure that the system as designed or revised is consistent with these principles.

Political Activities and Contributions

The Company will not make any contributions or expenditures to or for any political parties, committees, or candidates for any public office, or to any persons for any political purpose whatsoever, regardless of whether it is proposed to be made in the United States or a foreign country or whether it would or would not be in violation of local law unless it is through a PAC established by the Company. "Contributions or expenditures" includes any direct or indirect payments, distributions, loans, advances, deposits, gifts, purchases, or tickets to dinners or other fund raising events, services (including transportation), equipment or any other items of value made to or for political candidates, parties or committees.

Although the Company encourages all Associates to participate individually in civic affairs and in the political process, the Company will not reimburse Associates for any expenses incurred in connection with those activities. Associates who engage in civic or political affairs must do so on their own time and at their own expense and may not use Company facilities or resources in doing so. Additionally, Associates may not apply any pressure, direct or implied on any other Associate that infringes on an Associate's right to decide whether, to whom and in what amount a personal political contribution is to be made. (See Community Activities on Company Property policy in Employee Handbook).

Associates shall not make any contributions or expenditures to or for any candidates for any public office, or to any persons for any political purpose whatsoever that would violate the Company's policy on political contributions or any law, rule or regulation, and in particular MSRB Rule G-37.  For more information, refer to the Political Contributions & Activities Policy.

Recording and Auditing Transactions

The Company has a responsibility under the law to communicate effectively so that the public is provided with full and accurate information in all material respects. To the extent that the Associate is involved in the preparation of materials for dissemination to the public, the Associate should be careful to ensure that the information in these materials is truthful, accurate and complete. If the Associate becomes aware of a materially inaccurate or misleading statement in a public communication, the Associate should report it immediately to the General Counsel or Audit Committee or Board of Directors. Associates shall not intentionally falsify any memorandum, record or document of the Company or intentionally make a materially false or misleading statement to an accountant or representative of a regulatory agency in connection with any examination or audit of the Company's financial affairs.

Authority to open and maintain bank accounts and to arrange for the deposit or withdrawal of corporate funds has been delegated by resolution of the Board of Directors to specified personnel. All withdrawals from approved accounts shall be only by corporate check or by interbank transfer (including electronic fund transfers - EFTs/ACHs) to other Company accounts, and no check may be issued to "cash" or to a numbered bank account unless other information sufficient to identify the persons receiving the benefit of the payment appears on the face of the check.  No check may be issued in a transaction that involves the direct or indirect setting aside or earmarking of funds, accounts, or monies that, regardless of purpose, are not clearly recorded and accessible to and understandable by the Company's auditors.

Arbitration Agreement

Link to the Company's Arbitration Agreement.

Enforcement of the Business Ethics Code

The Company shall determine appropriate actions to be taken in the event of violations of this Code. Such actions are reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code.

Approved November 27, 2007